CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in the Post-Effective Amendment to the Registration
Statement on Form N-1A of Kinetics Mutual Funds, Inc. and to the use of our report dated
February 28, 2025 on the financial statements and financial highlights of The Internet Fund, The
Global Fund, The Paradigm Fund, The Small Cap Opportunities Fund, The Market Opportunities
Fund,  The Multi-Disciplinary Income Fund, and The Kinetics Spin-off and Corporate
Restructuring Fund, each a series of shares of Kinetics Mutual Funds, Inc.  Such financial statements and financial highlights appear in the 2024 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP
TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
April 30, 2025